Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Better Home & Finance Holding Company
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $0.0001 per share, that may be issued under the 2016 Equity Incentive Plan	Other(2)	1,212,059(3)	--	--	--	--
Equity	Class B Common Stock, par value $0.0001 per share, that may be issued under the 2017 Equity Incentive Plan	Other(2)	77,053,345(4)	--	--	--	--
Equity	Class A Common Stock, par value $0.0001 per share, that may be issued upon conversion of Class B Common Stock, par value $0.0001 per share, that may be issued under the 2016 Equity Incentive Plan	Other(2)	1,212,059(3)	$0.4303(5)	$521,488.38	0.0001476	$76.97

Equity	Class A Common Stock, par value $0.0001 per share, that may be issued upon conversion of Class B Common Stock, par value $0.0001 per share, that may be issued under the 2017 Equity Incentive Plan	Other(2)	77,053,345(4)	$0.4303(5)	$33,152,201.69	0.0001476	$4,893.26
Equity	Class A Common Stock, par value $0.0001 per share, that may be issued under the Better Home & Finance Holding Company 2023 Incentive Equity Plan	Other(2)	88,626,665(6)	$0.4303(5)	$38,131,622.62	0.0001476	$5,628.23
Equity	Class A Common Stock, par value $0.0001 per share, that may be issued under the Better Home & Finance Holding Company 2023 Employee Stock Purchase Plan	Other(2)	16,113,939(7)	$0.4303(5)	$6,933,022.25	0.0001476	$1,023.31
Total Offering Amounts					$78,738,334,94		$11,621.78
Total Fee Offsets							$-
Net Fee Due							$11,621.78

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”), of Better Home & Finance Holding Company (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of the Class A Common Stock, or any other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)Fee is calculated as specified in Rules 457(c) and 457(h).
(3)Represents shares of Class A Common Stock underlying stock option awards outstanding under the Better HoldCo, Inc. 2016 Equity Incentive Plan (the “2016 Plan”). Awards outstanding under the 2016 Plan receive shares of Class B common stock, $0.0001 par value (the “Class B Common Stock”), of the Registrant. Class B Common Stock is convertible on a share-for-share basis to Class A Common Stock. Accordingly, the Registration Statement registers shares of Class B Common Stock, in addition to the Class A Common Stock into which such shares are convertible.

(4)Represents shares of Class A Common Stock underlying stock option, restricted stock and restricted stock unit awards outstanding under the Better HoldCo, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). Awards outstanding under the 2017 Plan receive shares of Class B Common Stock of the Registrant. Class B Common Stock is convertible on a share-for-share basis to Class A Common Stock. Accordingly, the Registration Statement registers shares of Class B Common Stock, in addition to the Class A Common Stock into which such shares are convertible.

(5)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Class A Common Stock, as reported on the Nasdaq Stock Market on November 10, 2023, which was $0.4303 per share.

(6)Represents shares of Class A Common Stock subject to issuance in connection with the Registrant’s 2023 Incentive Equity Plan (the “Incentive Plan”) and any shares underlying awards under the 2017 Plan that expire, lapse or are terminated and become available for issuance under the Incentive Equity Plan. The number of shares reserved and available for issuance under the Incentive Plan will automatically increase on the first day of each calendar year, beginning with calendar year 2024, by a number of shares equal to 5% of the total number of outstanding shares of Class A Common Stock (on an as converted basis) on the last day of the prior calendar year. Notwithstanding the foregoing, the board of directors or the compensation committee of the Registrant may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. Such additional shares have not been included in this Registration Statement and will be registered upon such time as the Registrant determines to allow for the automatic increase.

(7)Represents shares of Class A Common Stock subject to issuance in connection with the Registrant’s 2023 Employee Stock Purchase Plan (the “ESPP”). The number of shares reserved and available for issuance under the ESPP will automatically increase on the first day of each calendar year, beginning with calendar year 2022, by a number of shares equal to 1% of the total number of outstanding shares of Class A Common Stock (on an as converted basis) on the last day of the prior calendar year, provided that no more than 120,854,543 shares may be issued under the ESPP. Notwithstanding the foregoing, the board of directors of the Registrant may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in share reserve for such year shall be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. Such additional shares have not been included in this Registration Statement and will be registered upon such time as the Company determines to allow for the automatic increase.